Exhibit 2(a)

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of July 20, 2004, between OAK HILL BANKS, a banking corporation chartered under the law of Ohio ("Oak Hill Banks"), and THE RIPLEY NATIONAL BANK, a national bank that is chartered under the law of the United States ("Ripley National"). (Oak Hill Banks and Ripley National are collectively referred to herein as the "Constituent Corporations.")

                                    RECITALS

      A. Oak Hill Banks is a banking corporation organized and existing under the laws of Ohio and is authorized to issue 1300 shares of common stock, $1,000.00 par value ("Oak Hill Banks Common"), all of which are issued and outstanding as of the date hereof and owned by Oak Hill Financial, Inc., an Ohio corporation ("Oak Hill Financial").

      B. Ripley National, as a national bank, is existing under the laws of the United States. There are 10,000 shares of common stock, $10.00 par value ("Ripley National Common"), and 20,500 shares of preferred stock, $100 par value ("Ripley National Preferred").

      C. The respective Boards of Directors of Oak Hill Banks and Ripley National have approved the merger of Oak Hill Banks into Ripley National substantially on the terms and conditions contained in this Agreement.

                                    AGREEMENT

      In consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

      1. Merger. Subject to the terms and conditions hereof, and the terms and conditions contained in a certain Supplemental Agreement, of even date herewith, among Oak Hill Financial, Oak Hill Banks, and Ripley National (the "Supplemental Agreement"), which is incorporated herein by reference, Ripley National shall convert its charter to become a banking corporation chartered under the laws of Ohio, and at the "Effective Time" (as such term is defined in Section 2 hereof), Oak Hill Banks shall be merged with and into Ripley National (the "Merger"). Ripley National shall be the surviving corporation in the Merger (the "Surviving Corporation"), which shall continue its existence under the laws of Ohio following the consummation of the Merger. At the Effective Time, the separate existence and corporate organization of Oak Hill Banks shall cease.

      2. Effective Time; Effective Date. The Merger shall be effective at 11:59 p.m., local Ohio time (the "Effective Time"), on (i) the day on which this Agreement and the related Certificate of Merger have been filed in accordance with the requirements of the laws of Ohio, or (ii) such later date as may be specified in such Certificate of Merger (the "Effective Date").

      3. Name. The name of the Surviving Corporation shall be "Oak Hill Banks."

      4. Charter. The Articles of Incorporation of Ripley National in effect at the Effective Time, which shall be articles of incorporation after its conversion to an Ohio state chartered bank, shall be the articles of incorporation of the Surviving Corporation, until amended in accordance with law.

      5. Directors. The directors of the Surviving Corporation shall be Ralph E. Coffman, Jr., 250 Summerhill Drive, Chillicothe, OH 45601; Evan E. Davis, 225 S. Front Street, Oak Hill, OH 45656; John D. Kidd, 2500 Five Points Rd., Jackson, OH 45640; David Ratz, 493 Abbey Lane, Jackson, OH 45640; Ron J. Copher, 5841 Franklin Valley, Jackson, OH 45640; Scott J. Hinsch, Jr., 535 Aaron Avenue, Jackson, OH 45640; Darrell D. Boggs, 13683 State Route 279, Oak Hill, OH 45656; and Miles R. Armentrout, 45 Brandon Court, Springboro, OH 45066 to serve until their successors are duly elected and qualified in accordance with the regulations of the Surviving Corporation and the laws of Ohio.

      6. Code of Regulations. The Code of Regulations of Ripley National in effect at the Effective Time, which shall be the code of regulations after its conversion to an Ohio state chartered bank, shall be the regulations of the Surviving Corporation, until amended in accordance with law.

      7. Statutory Agent. The name and address of the agent upon whom any process, notice, or demand against any Constituent Corporation or the Surviving Corporation may be served is H. Grant Stephenson, 41 South High Street, Suite 3100, Columbus, Ohio 43215.

      8. Consideration and Treatment of Shares.

            (a) Consideration for the transactions contemplated hereby shall be $5,500,000 paid by Oak Hill Financial to the Common and Preferred shareholders of Ripley National. Oak Hill Financial first shall be paid Oak Hill Financial's Reimbursed Expenses and then the Litigation Reserve shall be funded. Consideration in the amount of $2,050,000, plus any accrued but unpaid dividends, shall then be paid to the holders Ripley National Preferred as set forth in Section 8(c). The remaining amount of the consideration shall then be paid to the holders of Ripley National Common as set forth in Section 8(d).

            (b) All shares of Oak Hill Banks Common that are issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of Surviving Corporation at and after the Effective Time.

            (c) At the Effective Time, prior to the payment of the consideration for the Ripley National Common, the shares of Ripley National Preferred issued and outstanding immediately prior to the Effective Time shall be cancelled by virtue of the Merger and without further action on the part of the holders thereof, and each owner thereof shall receive cash for each share owned in the amount of $2,050,000 divided by 20,500, plus any accrued but unpaid dividends; or

            (d) At the Effective Time, after the payment of the consideration for Ripley National Preferred, shares of Ripley National Common issued and outstanding immediately prior to the Effective Date shall be cancelled by a virtue of the Merger without further action in the part of the holder thereof, and each owner thereof shall receive cash for each share owned determined by dividing the remaining amount of the consideration by 10,000.

            (e) Each outstanding share of Ripley National Common held by a person who has demanded and perfected a right to relief as a dissenting shareholder under Ohio Revised Code Section 1701.85 (the "Dissenters' Rights Law") and who has not effectively withdrawn or lost such right ("Dissenting Shares") shall not receive the cash provided pursuant to subsection 8(b) hereof, but the holder thereof shall be entitled only to such rights as are granted by the Dissenters' Rights Law. Each holder of Dissenting Shares who becomes entitled to relief as a dissenting shareholder under the Dissenters' Rights Law with respect to such holder's shares of Ripley National Common shall receive payment therefor from Oak Hill Financial in accordance with the provisions of the Dissenters' Rights Law. If any holder of Ripley National Common who demands relief as a dissenting shareholder under the Dissenters' Rights Law with respect to such holder's shares of Ripley National Common shall effectively withdraw or lose (through failure to perfect or otherwise), the right to such relief, each share of Ripley National Common held by such holder shall be converted into the right to receive cash per share determined pursuant to subsection 8(d) hereof.

      9. Effect of the Merger.

            (a) At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the laws of Ohio. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate existence of Oak Hill Banks shall cease; all assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights, and credits) then owned by each Constituent Corporation, or which would inure to either of them, shall immediately, by operation of law and without any conveyance, transfer, or further action, become the assets and property of the Surviving Corporation. All rights and obligations of the Constituent Corporations shall remain unimpaired and the Surviving Corporation shall succeed to all such rights and obligations.

            (b) From time to time, as and when requested by the Surviving Corporation or by its successors, the officers and directors of Ripley National in office at the Effective Time shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation, or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises, and authority of Ripley National and otherwise to carry out the purposes of this Agreement.

      10. Offices. The principal executive offices of the Surviving Corporation shall be located at 14621 State Route 93, Jackson, Ohio 45640.

      11. Shareholder Approval. This Agreement shall be submitted to the shareholders of Ripley National for adoption as soon as reasonably practicable following the execution of this Agreement.

      12. Additional Agreements. Subject to the terms and conditions provided in this Agreement, the parties hereto shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, subject, however, to the adoption of this Agreement by the shareholders of Ripley National and the receipt of all required regulatory approvals.

      13. Amendment. At any time prior to the Effective Time, the parties hereto may amend, modify, or supplement this Agreement by mutual agreement authorized by their respective boards of directors, whether before or after the shareholders of Ripley National have adopted this Agreement; provided, further, that this Agreement may not be amended, modified, or supplemented, except by an instrument in writing executed and delivered by each of the parties hereto.

      14. Termination. Unless extended by the mutual agreement of the parties hereto, this Agreement may be terminated, notwithstanding the adoption thereof by the shareholders of Ripley National, in the manner and under the circumstances set forth in the Supplemental Agreement.

      15. Entire Agreement. This Agreement, the Supplemental Agreement, and any exhibits hereto or thereto constitute the entire agreement among the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, oral or written, among the parties with respect to such subject matter and no party shall be liable or bound to the others in any manner by any covenants, representations, or warranties except as specifically set forth herein or therein.

      16. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

      17. Assignment. Neither this Agreement nor any rights, interests, or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties.

      18. Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest any rights or remedies under or by reason of this Agreement.

      19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, but such counterparts taken together shall constitute one and the same instrument.

      20. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of Ohio without regard to its conflict of laws principles.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                      OAK HILL BANKS

                                      By:
                                            ------------------------------------
                                            Scott J. Hinsch Jr. President


                                      THE RIPLEY NATIONAL BANK

                                      By:
                                            ------------------------------------
                                            William F. Martin, President